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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
The DII Group, Inc.:


We consent to the incorporation by reference in registration statements Nos. 33-73556, 33-90572, 33-79940, 333-10999, 333-11001, 333-11005 and 333-11007 of
the DII Group, Inc. on Form S-8, of our reports dated January 28, 1999 (February 18, 1999 as to the redemption of convertible subordinated notes described in
Note 6 and September 8, 1999 as to Note 15), which expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement discussed in Note 15, incorporated by reference in this Annual Report on Form 10-K/A of the DII Group, Inc. for the 53 weeks ended January 3, 1999.


DELOITTE & TOUCHE LLP


Denver, Colorado
September 8, 1999